UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation)	000-19914 (Commission File Number)	None (IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario (Address of principal executive offices)	M5J 1A7 (Zip Code)

Registrant’s telephone number, including area code (416) 203-3898

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Senior Credit Facility

     On March 31, 2005, we entered into new committed senior secured credit facilities that provide for financing in the United States, Canada, the United Kingdom, and Mexico. The new facilities replaced our former committed senior secured credit facility in the United States and Canada and our demand bank credit facility in the United Kingdom. The new facilities terminate, and the debt under the senior secured credit agreement is due, on March 31, 2010. The new facilities allow for revolving credit borrowings in a principal amount of up to $100,000,000 and are initially comprised of two separate facilities: (1) a $95,000,000 multicurrency facility made by certain lenders to us and our indirect wholly-owned subsidiaries, Cott Beverages Inc. and Cott Beverages Limited as co-borrowers, and (2) a $5,000,000 Mexican facility (which will close separately) being made by a certain lender to our indirect 90% owned subsidiary Cott Embottelladores de Mexico, S.A. de C.V. (CEMSA). Each facility includes subfacilities for swingline loans and letters of credit. The $100,000,000 facilities can be increased up to an additional $150,000,000 at our option if lenders agree to increase their commitments and we satisfy certain conditions. Within such $150,000,000 of extra availability, and subject to certain other limitations, we can establish additional revolving loan facilities in an aggregate amount not to exceed $30,000,000 to be provided in various currencies as agreed upon for additional subsidiaries designated by us. Wachovia Bank, National Association acts as administrative agent and securities trustee for lenders under the new facilities. In general, borrowings under the credit facilities bear interest at either a floating or fixed rate for the applicable currency plus a margin based on our consolidated total leverage ratio.

     The debt under the facilities is guaranteed by most of our subsidiaries but specifically excluding so-called Unrestricted Subsidiaries. The Unrestricted Subsidiaries include, among others, subsidiaries created in connection with an asset securitization transaction permitted under the senior secured credit agreement and such other subsidiaries as we may designate in the future as “Unrestricted Subsidiaries.” The debt under the Mexican facility is being guaranteed by the borrowers under the multicurrency facility as well as by the guarantors of the multicurrency facility. CEMSA will only guaranty the debt under the multicurrency facility under the circumstances described in our senior secured credit agreement. The debt and guarantees are secured by (1) subject to certain exceptions, all of our ownership interests (and the ownership interests of our subsidiaries) in most of our existing and subsequently acquired or organized subsidiaries and (2) subject to certain exceptions (including most accounts receivable), substantially all of the assets of the borrowers and the guarantors.

     Our senior secured credit facilities contain a number of business and financial covenants and events of default that apply to the borrowers and the Restricted Subsidiaries. Among other events of default or triggers for prepayment in our credit facilities are: a change of control of us in certain circumstances; cross default or cross acceleration to other indebtedness in excess of certain threshold amounts; unsatisfied judgments in excess of certain threshold amounts; our insolvency or that of the Restricted Subsidiaries; and covenant default under the credit facilities. Some of the more material business and financial covenants are discussed below.

     Our senior secured credit facilities restrict additional indebtedness for us and our Restricted Subsidiaries, subject to certain exceptions including certain intercompany debt, up to $150,000,000 in connection with permitted asset securitization transactions, a refinancing of our bond debt, certain debt in connection with permitted acquisitions, $50.0 million of purchase money indebtedness and capital lease obligations, $5.0 million of guarantee obligations in favor of certain joint venture partners, and a $25.0 million basket of other additional indebtedness. The senior secured credit facilities contain restrictions on investments (including investments in subsidiaries that are not fully liable for the multicurrency facility) and acquisitions of other businesses, lines of business and divisions. In general, and subject to certain limitations, individual acquisitions of other businesses, lines of business and divisions are permitted up to $100.0 million with the aggregate expenditure for all such acquisitions limited to $150.0 million during any twelve month period. Subject to certain exceptions, acquisitions in excess of those amounts can be consummated with consent from the lenders who hold a majority of the senior secured debt.

     There is also a restriction on disposition of assets having a fair market value exceeding $40.0 million in a fiscal year with certain specified exemptions. Restricted payments such as dividends or capital stock purchases are currently limited to 50% of consolidated net income of the prior fiscal quarter but that amount drops to 25% of consolidated net income if the leverage ratio exceeds 2.0 to 1.0.

     There are further restrictions in several of the covenants, such as a complete prohibition on paying any dividends, if we are in default under the senior secured credit agreement. In addition, many of the covenants place limitations on transactions with our Unrestricted Subsidiaries, non-guarantor entities and the Mexican borrower.

     In addition to business covenants, there are financial covenants in our senior secured credit facilities. The facilities include a leverage test and a fixed charge coverage test. We are currently required to maintain a maximum consolidated total leverage ratio of no more than 3.25 to 1.00. This ratio is tightened to 3.00 to 1.00 in the third quarter of 2006. We are currently required to maintain a minimum consolidated fixed charge coverage ratio of at least 1.05 to 1.00. This ratio is tightened to 1.10 in the third quarter of 2006 and tightened further to 1.15 to 1.00 in the third quarter of 2007.

Receivables Securitization Facility

     On April 1, 2005, our principal U.S. operating subsidiaries (the “Originators”) entered into a receivables securitization facility under which they agreed to sell substantially all of their receivables generated from their ordinary course operations, as well as certain related assets, to a new special purpose indirect subsidiary of ours, Cott USA Receivables Corporation, which will in turn sell and assign undivided interests in the receivables and related assets to an unaffiliated entity, Park Avenue Receivables Company, LLC (“PARCO”) and certain other financial institutions (together with PARCO, the “Purchasers”) in exchange for cash in amounts determined by the parties, subject to specified conditions. The transfers to the Purchasers will be treated as a financing for purposes of our consolidated financial statements. The presentation of consolidated financial statements does not itself imply that the assets of any consolidated entity (including any special-purpose entity formed for a particular project) are available to pay the liabilities of any other consolidated entity, or that the liabilities of any consolidated entity (including any special-purpose entity formed for a particular project) are obligations of any other consolidated entity. The transfers of the receivables and related assets to the Purchasers are governed by a Receivables Purchase Agreement, dated April 1, 2005, by and among Cott USA Receivables Corporation, Cott Beverages Inc. the Purchasers and JPMorgan Chase Bank, N.A. (“JPMorgan”), acting for itself and the Purchasers. The agreement contains representations, warranties, covenants, and indemnities customary for facilities of this type. The facility does not contain any covenants that the Company views as materially constraining its activities or (except for Cott USA Receivables Corporation) the activities of its subsidiaries.

     Cott USA Receivables Corporation retains the receivables and other assets it acquires from the Originators, except to the extent of the undivided interests therein sold to the Purchasers. We structured the transfers of receivables by the Originators to Cott USA Receivables Corporation as “true sales” under applicable laws. The assets of Cott USA Receivables Corporation consequently are not available to pay our creditors or that of our other subsidiaries or affiliates. To secure the performance of its obligations under the Receivables Purchase Agreement, Cott USA Receivables Corporation granted a first priority security interest to JPMorgan, as agent for the Purchasers, in all receivables owned by it and proceeds and collections of those receivables. The Purchasers have no recourse to the Originators’ assets for losses resulting from the financial inability of customers to pay amounts due on the receivables when they become due; however the Company has signed a performance undertaking guarantying the performance of the obligations of the Originators and Cott Beverages Inc. as Servicer under the facility agreements. As long as an amortization event under the receivables facility has not occurred, Cott Beverages Inc. services, administers and collects the receivables under the receivables facility as Servicer on behalf of Cott USA Receivables Corporation and the Purchasers.

     The amount of funds available under the receivables facility will be based upon the amount of eligible receivables and various reserves required by the facility. Accordingly, availability may fluctuate over time given changes in eligible receivables balances and calculation of reserves, but will not exceed the $75 million program limit.

     The receivables facility is scheduled to expire on April 1, 2008. PARCO is not committed to purchase undivided ownership interests in receivables. However, the financial institutions that are parties to the Receivables Purchase Agreement have committed to (if PARCO does not) purchase interests in receivables, on the terms and subject to the conditions in the facility, until April 2008. Under limited circumstances, JPMorgan and the

Purchasers can terminate purchases of receivables interests before this date. Termination events include events customary for facilities of this type, including events relating to: non-performance by the Company, Cott USA Receivables Corporation, the Originators and Cott Beverages Inc., as the servicer, of their agreements under the facility, inaccuracy of the representations and warranties of the Cott entities made pursuant to the facility, payment defaults by the Originators or the Company with respect to debt in an outstanding principal amount of at least $15 million, certain bankruptcy or insolvency events regarding Cott USA Receivables Corporation, the Originators or the Company, certain statistics concerning collections of the receivables not meeting specified criteria, material adverse changes to Cott USA Receivables Corporation or the Company and its subsidiaries taken as a whole that affect the collectibility of the receivables or the ability of the servicer to perform its obligations. Cott USA Receivables Corporation will be required to indemnify JPMorgan for any costs associated with the termination of the facility. The Company does not view such costs as materially constraining its activities.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: April 5, 2005	/s/ Mark Halperin
Mark Halperin Senior Vice President, General Counsel and Secretary